OFFERING MEMORANDUM

                                       FOR

                                  H.T.E., INC.

                   1997 EXECUTIVE INCENTIVE COMPENSATION PLAN

                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                  COVERING SECURITIES THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933

                                 AUGUST 19, 1997


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                                  H.T.E., INC.

                   1997 EXECUTIVE INCENTIVE COMPENSATION PLAN

                                TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
INTRODUCTION..............................................................1

OUTSTANDING AWARDS UNDER THE PLAN.........................................1

PURPOSE...................................................................2

TYPES OF AWARDS...........................................................2

NUMBER OF SHARES SUBJECT TO THE PLAN......................................2

ADMINISTRATION............................................................3

ELIGIBILITY...............................................................4

TERM, AMENDMENT AND TERMINATION OF THE PLAN...............................4

TERMS AND CONDITIONS OF AWARDS............................................5

        Stock Options and SARs............................................5
        Restricted and Deferred Stock.....................................5
        Dividend Equivalents..............................................6
        Bonus Stock and Awards in Lieu of Cash Obligations................6
        Other Stock-Based Awards..........................................6
        Performance Awards, Including Annual Incentive Awards.............6
        Other Terms of Awards.............................................7
        Acceleration of Vesting; Change in Control........................8

RESTRICTIONS ON RESALE....................................................8

FEDERAL INCOME TAX EFFECTS...............................................10

        Nonqualified Stock Options.......................................10
        Incentive Stock Options..........................................11
        Performance-Based Compensation...................................12
        Importance of Consulting Tax Adviser.............................12

ADDITIONAL INFORMATION...................................................13

        Incorporation of Documents by Reference..........................13
        Documents Available to Participants..............................13

                                       (i)

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                                  H.T.E., INC.

                   1997 EXECUTIVE INCENTIVE COMPENSATION PLAN

                                  INTRODUCTION

         This Offering Memorandum (this "Memorandum") relates to 954,000 shares (as such number may be adjusted from time to time, see "Number of Shares Subject to the Plan" below) of the Common Stock, $.01 par value per share (the "Common Stock"), of H.T.E., Inc., a Florida corporation (the "Company"), that may be subject to the granting of stock options, stock appreciation rights ("SARs"), restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property (collectively, "Awards") under the Company's 1997 Executive Incentive Compensation Plan (the "Plan").

         The Plan became effective on January 29, 1997. Unless earlier terminated by the Board of Directors of the Company (the "Board"), the Plan will terminate at such time as no shares of Common Stock remain available for issuance under the Plan and the Company has no further rights or obligations with respect to outstanding Awards under the Plan. See "Term, Amendment and Termination of the Plans" below.

         The Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code" or "Internal Revenue Code"), and it is exempt from the provisions of the Employee Retirement Income Security Act of 1974, as amended. See "Federal Income Tax Effects" below.

         The statements in this Memorandum concerning the terms and provisions of the Plan are summaries only and do not purport to be complete. All such statements are qualified in their entirety by reference to the full text of the Plan, which is attached hereto as Exhibit A. A copy of the Plan will be provided by the Company upon request. See "Additional Information" below.

       OUTSTANDING AWARDS UNDER THE PLANOUTSTANDING AWARDS UNDER THE PLAN

         As of the date hereof, ________ Awards have been granted under Plan. Certain information with respect to Awards granted will be set forth in the Company's reports and other documents incorporated by reference herein and required or available upon request to be delivered to Plan participants, including, without limitation, the executive compensation disclosures in the Company's proxy statements and the notes to the Company's financial statements included in such filings. See "Additional Information" below. As used herein, the term "participant" means a person who has been granted an Award under the Plan which remains outstanding.


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                                     PURPOSE

         The purpose of the Plan is to assist the Company and its subsidiaries in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors and independent contractors, enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company's shareholders, and providing such persons with annual and long term performance incentives to expend their maximum efforts in the creation of shareholder value. The Plan is also intended to qualify certain compensation awarded under the Plan for tax deductibility under Section 162(m) of the Code to the extent deemed appropriate by the Committee (as defined below, see "Administration"), or any successor committee of the Board.

                                 TYPES OF AWARDS

         The Plan complies with Rule 16b-3, a rule promulgated by the Securities and Exchange Commission (the "SEC") that provides certain exemptions from the "short-swing profit" recovery provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to certain transactions involving officers and directors under the Plan. The Plan also (i) complies with certain exclusions from the limitations of Section 162(m) of the Internal Revenue Code, which are further described below, and (ii) is eligible under the "plan lender" exemption from the margin requirements of Regulation G promulgated under the Exchange Act.

                      NUMBER OF SHARES SUBJECT TO THE PLAN

         The total number of shares of Common Stock that may be subject to the granting of Awards under the Plan at any time during its term shall be equal to 954,000 shares, plus the number of shares with respect to Awards previously granted under the Plan that terminate without being exercised, expire, are forfeited or canceled, and the number of shares of Stock that are surrendered in payment of any Awards or any tax withholding with regard thereto. Shares of Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares.

         The Plan limits to 954,000 the number of shares which may be issued pursuant to incentive stock options. In addition, the Plan imposes individual limitations on the amount of certain Awards in part to comply with Code Section 162(m). Under these limitations, in any fiscal year during any part of which the Plan is in effect, any one participant may not be granted options, SARs, restricted shares of Common Stock, deferred shares of Common Stock, shares as a bonus or in lieu of other Company obligations, and other stock-based Awards relating to more than 132,500 shares of Stock, subject to adjustment in certain circumstances. The maximum amount that may be paid out as a final annual incentive Award or other cash Award in any fiscal year to any one participant is $1,000,000, and the maximum amount that may be earned as a final performance Award or other cash Award in respect of a performance period by any one participant is $2,000,000.

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         The Committee is authorized to adjust the limitations described in the preceding paragraph and is authorized to adjust outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares of Common Stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the Common Stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

                                 ADMINISTRATION

         The Plan is required to be administered by a committee (the "Committee") designated by the Board consisting of not less than two directors, each member of which must be a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act and an "outside director" for purposes of
Section 162(m) of the Code. The Compensation Committee of the Board has been appointed as the Committee for the Plan. Subject to the terms of the Plan, the Committee is authorized to select eligible persons to become participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award agreements and correct defects, supply omissions or reconcile inconsistencies therein and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its subsidiaries, participants, beneficiaries of participants, transferees thereunder or other persons claiming rights from or through a participant, and stockholders. The Committee may appoint agents to assist in administering the Plan and may delegate to officers or managers of the Company, or any subsidiary or committee thereof, the authority to perform certain functions, subject to such terms as the Committee may determine. See "Eligibility" and "Terms and Conditions of Awards" below. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board, and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. In exercising its discretion under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any eligible person in a manner consistent with treatment of other eligible persons.

         The Board of Directors is divided into three classes, Class I, Class II and Class III with the directors of each class elected for a staggered term of three years and to serve until their successor is duly elected and qualified or until their earlier resignation, death or removal from office. The Company's directors do not currently receive any cash compensation for service on the Board of Directors but may be reimbursed for certain expenses in connection with attendance at Board of Directors meetings or other meetings on the Company's behalf. In addition, non-

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employee directors receive automatic formula grants of stock options and restricted stock as described below. Directors receive no additional compensation for their services in administering of the Plans. See "Eligibility" and "Terms and Conditions of Awards" below. Additional information about the Plan and its administrators may be obtained by writing L.A. Gornto, Jr., the Company's Executive Vice President, Chief Financial Officer and General Counsel at the Company, or by calling (407) 304-3020.

                                   ELIGIBILITY

         The persons eligible to receive Awards under the Plan are the officers, directors, employees and independent contractors of the Company and its subsidiaries. No independent contractor will be eligible to receive any Awards other than stock options. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary for purposes of eligibility for participation in the Plan. As of August 18, 1997, approximately [_______] persons were eligible to participate in the Plan.

                   TERM, AMENDMENT AND TERMINATION OF THE PLAN

         The Plan became effective on January 29, 1997. The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee's authority to grant Awards without further shareholder approval or participant approval, except that shareholder approval must be obtained for any amendment or alteration that is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of Common Stock are then listed or quoted; provided, that, without the consent of an affected participant, no such Board action may materially and adversely affect the rights of such participant under any previously granted and outstanding Award. Thus, shareholder approval may not necessarily be required for every amendment to the Plan which might increase the cost of the Plan or alter the eligibility of persons to receive Awards. Shareholder approval will not be deemed to be required under laws or regulations, such as those relating to incentive stock options, that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by the Board, the Plan will terminate at such time as no shares of Common Stock remain available for issuance under the Plan and the Company has no further rights or obligations with respect to outstanding Awards under the Plan.

                         TERMS AND CONDITIONS OF AWARDS

         The Plan provides for the issuance of various Awards. The following is a summary of certain principal features of the Awards and is qualified in its entirety by reference to the full text of the Plan, which is attached to this Memorandum as Exhibit A. Participants are urged to read the complete text of the Plan.

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         STOCK OPTIONS AND SARS. The Committee is authorized to grant stock options, including both incentive stock options ("ISOs"), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and SARs entitling the participant to receive the amount by which the fair market value of a share of Common Stock on the date of exercise (or defined "change in control price" following a change in control) exceeds the grant price of the SAR. The exercise price per share subject to an option and the grant price of an SAR are determined by the Committee, but must not be less than the fair market value of a share of Common Stock on the date of grant, except to the extent of in-the-money awards or cash obligations surrendered by the participant at the time of grant. For purposes of the Plan, the term "fair market value" means the fair market value of Common Stock, Awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the fair market value of Common Stock as of any given date shall be the closing sales price per share of Common Stock as reported on a consolidated basis on the principal stock exchange or market on which Common Stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally are fixed by the Committee, except that no option or SAR may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, shares, outstanding Awards or other property having a fair market value equal to the exercise price, as the Committee may determine from time to time. Methods of exercise and settlement and other terms of the SARs are determined by the Committee. SARs granted under the Plan may include "limited SARs" exercisable for a stated period of time following a change in control of the Company, as discussed below.

         RESTRICTED AND DEFERRED STOCK. The Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of Common Stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period specified by the Committee. A participant granted restricted stock generally has all of the rights of a shareholder of the Company, unless otherwise determined by the Committee. An Award of deferred stock confers upon a participant the right to receive shares of Common Stock at the end of a specified deferral period, subject to possible forfeiture of the Award in the event of certain terminations of employment prior to the end of a specified restricted period. Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

         DIVIDEND EQUIVALENTS. The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of Common Stock, other Awards or other property equal in value to dividends paid on a specific number of shares of Common Stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another Award, may be paid currently or on a deferred basis

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and, if deferred, may be deemed to have been reinvested in additional shares of
Common Stock, Awards or otherwise as specified by the Committee.

         BONUS STOCK AND AWARDS IN LIEU OF CASH OBLIGATIONS. The Committee is authorized to grant shares of Common Stock as a bonus free of restrictions, or to grant shares of Common Stock or other Awards in lieu of Company obligations to pay cash under the Plan or other plans or compensatory arrangements, subject to such terms as the Committee may specify.

         OTHER STOCK-BASED AWARDS. The Committee is authorized to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of Common Stock. Such Awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of shares of Common Stock or the value of securities of or the performance of specified subsidiaries or business units. The Committee determines the terms and conditions of such Awards.

         PERFORMANCE AWARDS, INCLUDING ANNUAL INCENTIVE AWARDS. The right of a participant to exercise or receive a grant or settlement of an Award, and the timing thereof, may be subject to such performance conditions (including subjective individual goals) as may be specified by the Committee. In addition, the Plan authorizes specific annual incentive Awards, which represent a conditional right to receive cash, shares of Common Stock or other Awards upon achievement of certain preestablished performance goals and subjective individual goals during a specified fiscal year. Performance Awards and annual incentive Awards granted to persons whom the Committee expects will, for the year in which a deduction arises, be "covered employees" (as defined below) will, if and to the extent intended by the Committee, be subject to provisions that should qualify such Awards as "performance-based compensation" not subject to the limitation on tax deductibility by the Company under Code Section 162(m). For purposes of Section 162(m), the term "covered employee" means the Company's chief executive officer and each other person whose compensation is required to be disclosed in the Company's filings with the SEC by reason of that person being among the four highest compensated officers of the Company as of the end of a taxable year.

         Subject to the requirements of the Plan, the Committee will determine performance Award and annual incentive Award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions and the form of settlement. In granting annual incentive or performance Awards, the Committee may establish unfunded award "pools," the amounts of which will be based upon the achievement of a performance goal or goals based on one or more of certain business criteria described in the Plan (including, for example, total shareholder return, net income, pretax earnings, EBITDA, earnings per share, growth in earnings per share, and return on investment). During the first 90 days of a fiscal year

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or performance period, the Committee will determine who will potentially receive annual incentive or performance Awards for that fiscal year or performance period, either out of the pool or otherwise.

         After the end of each fiscal year or performance period, the Committee will determine (i) the amount of any pools and the maximum amount of potential annual incentive or performance Awards payable to each participant in the pools and (ii) the amount of any other potential annual incentive or performance Awards payable to participants in the Plan. The Committee may, in its discretion, determine that the amount payable as a final annual incentive or performance Award will be reduced from the amount of any potential Award.

         OTHER TERMS OF AWARDS. Awards may be settled in the form of cash, shares of Common Stock, other Awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, shares of Common Stock or other property in trusts or make other arrangements to provide for payment of the Company's obligations under the Plan. The Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares of Common Stock or other property to be distributed will be withheld (or previously acquired shares of Common Stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3.

         Awards under the Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant Awards in exchange for other Awards under the Plan, awards under other Company plans, or other rights to payment from the Company, and may grant Awards in addition to and in tandem with such other Awards, rights or other awards.

         In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to the restrictions on amendment described under "Term, Amendment and Termination of the Plan" above) such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring a forfeiture of Awards in the event of termination of employment by the participant and terms permitting a participant to make elections relating to his Award. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is

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authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Florida law, no consideration other than services may be required for the grant (but not the exercise) of any Award.

         ACCELERATION OF VESTING; CHANGE IN CONTROL. The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and, if so provided in the Award agreement, vesting shall occur automatically in the case of a "change in control" of the Company, as defined in the Plan (including the cash settlement of SARs and "limited SARs" which may be exercisable in the event of a change in control). In addition, the Committee may provide in an Award agreement that the performance goals relating to any performance based Award will be deemed to have been met upon the occurrence of any "change in control." Upon the occurrence of a change in control, if so provided in the Award agreement, stock options and limited SARs (and other SARs which so provide) may be cashed out based on a defined "change in control price," which will be the higher of (i) the cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any reorganization, merger, consolidation, liquidation, dissolution or sale of substantially all assets of the Company, or
(ii) the highest fair market value per share (generally based on market prices) at any time during the 60 days before and 60 days after a change in control. For purposes of the Plan, the term "change in control" generally means (a) any of the transactions referenced in clause (i) of the previous sentence, (b) an acquisition by any person, entity or group of 30% or more of the outstanding Common Stock or 30% or more of the combined voting power of the Company's outstanding voting securities, or (c) a change in the composition of the Board such that the persons constituting the current Board, and subsequent directors approved by the current Board (or approved by such subsequent directors), cease to constitute at least a majority of the Board.

                             RESTRICTIONS ON RESALE

         Shares of Common Stock available for Awards may be resold only in compliance with the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws.

         Persons not deemed to be "affiliates" of the Company within the meaning of the Securities Act and applicable regulations promulgated thereunder by the Commission may resell shares of Common Stock acquired pursuant to the Plan without limitation under the Securities Act as to either the quantity sold or the period during which such stock was held, provided such shares are so acquired while a registration statement under the Securities Act covering the issuance of such shares is in effect.

         Under the Securities Act, persons who are "affiliates" of the Company may resell shares of Common Stock purchased under the Plan only (i) in accordance with the provisions of Rule 144 promulgated by the Commission under the Securities Act (exclusive of the one year holding period if such shares are acquired under the Plan while a registration statement covering the issuance of such shares is in effect) or some other exemption from registration under the

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Securities Act, or (ii) pursuant to an applicable, current and effective registration statement in accordance with the Securities Act, including Form S-1 or Form S-3, but not including a registration statement on Form S-8. As defined in Rule 405 promulgated by the Commission under the Securities Act, an "affiliate" of the Company is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company. The determination of whether a person is an "affiliate" of the Company is primarily a factual one based upon whether he possesses, directly or indirectly, individually or in concert with others, the power to direct or cause the direction of the management or policies of the Company, whether through the ownership of voting stock, by executive position, by membership on the Board, by contract or otherwise. Each participant should consult his legal counsel to determine whether he is an "affiliate" of the Company and therefore whether the attendant restrictions on resale under the Securities Act apply to sales of Common Stock acquired pursuant to the Plan.

         Section 16(b) of the Exchange Act provides, among other things, that any person who is a beneficial owner of more than 10 percent of an equity security of a company registered under the Exchange Act or an officer or director of that company, will be liable to the company for any profit realized from any purchase and sale (or any sale and purchase) of any equity security of such company within a period of less than six months, irrespective of the intention on the part of such person entering into the transaction. Persons to whom Section 16(b) may apply should consult with the Company's general counsel prior to the acquisition or disposition of any shares of Common Stock (including shares acquired in connection with the exercise of stock options or other Awards granted pursuant to the Plan).

         Section 16(b) liability does not attach unless both a purchase and a sale of a security have occurred. In that regard, because the Plan complies with the requirements of Rule 16b-3 promulgated under the Exchange Act, none of the following events will be deemed to be a "purchase" of shares: (i) provided that at least six months have elapsed between the grant of the Award and the disposition of the Common Stock received pursuant thereto, the acquisition of Awards granted under the Plan; (ii) the vesting of rights under stock options; and (iii) the use of already owned Common Stock as payment for the exercise of stock options. An acquisition of Common Stock pursuant to the exercise of a stock option will generally not be considered a "purchase" of Common Stock for purposes of Section 16(b); provided, however, that if the acquisition of Common Stock is pursuant to the exercise of an out-of-the-money stock option, such acquisition will be treated as a nonexempt acquisition of securities unless the exercise is necessary to comport with the sequential exercise provisions of the Internal Revenue Code.

                           FEDERAL INCOME TAX EFFECTS

         The Plan is not qualified under the provisions of Section 401(a) of the Code, nor is it subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The following is a brief description of the Federal income tax consequences generally arising with respect to Awards of options under the Plan.

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         NONQUALIFIED STOCK OPTIONS. Under the Code, a participant generally is not subject to tax upon the grant of a stock option. On exercise of a non-qualified stock option granted under the Plan, a participant (other than an officer or director of the Company pursuant to Section 83(b) of the Code as described below) will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of Common Stock acquired on exercise of the option over the exercise price. That income will be subject to the withholding of Federal income tax. The participant's tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those shares will begin on that date.

         An officer or director of the Company or any other person to whom the short-swing profit recovery provisions of Section 16(b) of the Exchange Act apply (a "Reporting Person") generally will not recognize ordinary income until the earlier of the expiration of the six month period after the exercise of an option and the first day on which a sale at a profit of shares acquired on exercise of an option would not subject the Reporting Person to suit under
Section 16(b) of the Exchange Act. The amount of ordinary income will equal the excess, if any, of the fair market value of the shares on the date the income is recognized over the exercise price of the option. A Reporting Person, however, is entitled to elect under Section 83(b) of the Code to recognize ordinary income on the date of exercise of the option, in which case the amount of income will be equal to the excess, if any, of the fair market value of the shares on that date over the exercise price of the option. A Section 83(b) election must be made within 30 days after exercising an option.

         Otherwise, a participant's disposition of shares of Common Stock acquired upon the exercise of an option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares of Common Stock (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

         If a participant pays for shares of Common Stock on exercise of an option by delivering shares of the Company's Common Stock, the participant will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the participant's tax basis in them. The participant, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the option, the participant's tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The participant's tax basis and holding period for the additional shares received on exercise of the option will be the same as if the participant had exercised the option solely in exchange for cash.

         The Company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the participant, provided that amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the participant includes that amount in income or the Company timely satisfies its

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reporting requirements with respect to that amount. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant.

         INCENTIVE STOCK OPTIONS. The Plan provides for the grant of stock options that qualify as "incentive stock options" as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to tax upon the grant or exercise of an ISO (except that the alternative minimum tax may apply). In addition, if the participant holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised (the "Required Holding Period"), the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder's tax basis in that share will be long-term capital gain or loss (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

         If, however, a participant disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period (a "Disqualifying Disposition"), the participant generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

         A participant who exercises an ISO by delivering shares of Common Stock acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents "pyramiding" the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

         For purposes of the alternative minimum tax, the amount by which the fair market value of a share of Common Stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the participant's alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the participant's alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

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

         The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company is not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, the Company is allowed a deduction in an amount equal to the ordinary income includible in income by the participant, provided that amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

         PERFORMANCE-BASED COMPENSATION. The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code, which generally disallows a public company's tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. As discussed above, the Company intends that options and certain other Awards granted to employees whom the Committee expects to be covered employees at the time a deduction arises in connection with such Awards, qualify as such "performance-based compensation," so that such Awards will not be subject to the
Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect the ability of the Company to ensure that options or other Awards under the Plan will qualify as "performance-based compensation" that is fully deductible by the Company under
Section 162(m).

         IMPORTANCE OF CONSULTING TAX ADVISER. The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any participant may depend on his particular situation, each participant should consult his tax adviser as to the Federal, state, local and other tax consequences of the grant of an Award, the exercise of a stock option or the disposition of Common Stock acquired on exercise of a stock option or otherwise acquired pursuant to an Award.

                             ADDITIONAL INFORMATION

         INCORPORATION OF DOCUMENTS BY REFERENCE. The Company hereby incorporates by reference into this Memorandum the following documents:

                  (i) the registration statement on Form S-1 (Registration No. 333-22637) filed with the Securities and Exchange Commission, effective June 10, 1997;

                  (ii) the Company's quarterly report on Form 10-Q for the fiscal quarter ended June 30, 1997; and

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

                  (iii) all reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act.


         In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

         DOCUMENTS AVAILABLE TO PARTICIPANTS. Participants in the Plan may obtain from the Company without charge, upon written or oral request, a copy of any and all of the documents incorporated by reference herein as described above (not including exhibits thereto unless such exhibits are specifically incorporated by reference into such documents), and a copy of any other documents required by Rule 428(b)(2) promulgated under the Securities Act to be delivered herewith to each employee to whom this Memorandum is sent or given. Such requests should be sent in writing to H.T.E., Inc., 1000 Business Center Drive, Lake Mary, Florida 32746, Attention: L.A. Gornto, Jr. In addition, the Company will deliver or cause to be delivered to all employees participating in the Plan who do not otherwise receive such material, copies of all reports, proxy statements, and other communications distributed to its security holders generally.

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